U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Dorman                           David                  W.
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   (Last)                           (First)             (Middle)

   900 Rt. 202/206 N.
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                                    (Street)

   Bedminster                         NJ                 07921
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


   AT&T Corp. (T)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


   September 19, 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

   President
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or    Price     (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                   10.
                                                                                                        9.         Owner-
                                                                                                        Number     ship
                                                                                                        of         Form
                2.                                                                                      Deriv-     of
                Conver-                    5.                                7.                         ative      Deriv-   11.
                sion                       Number of                         Title and Amount           Secur-     ative    Nature
                or                         Derivative      6.                of Underlying     8.       ities      Secur-   of
                Exer-             4.       Securities      Date              Securities        Price    Bene-      ity:     In-
                cise     3.       Trans-   Acquired (A)    Exercisable and   (Instr. 3 and 4)  of       ficially   Direct   direct
                Price    Trans-   action   or Disposed     Expiration Date   ----------------  Deriv-   Owned      (D) or   Bene-
1.              of       action   Code     of(D)           (Month/Day/Year)          Amount    ative    at End     In-      ficial
Title of        Deriv-   Date     (Instr.  (Instr. 3,      ----------------          or        Secur-   of         direct   Owner-
Derivative      ative    (Month/  8)       4 and 5)        Date     Expira-          Number    ity      Month      (I)      ship
Security        Secur-   Day/     ------   ------------    Exer-    tion             of        (Instr.  (Instr.    (Instr.  (Instr.
(Instr. 3)      ity      Year)    Code V   (A)       (D)   cisable  Date     Title   Shares    5)       4)         4)       4)
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Employee Stock                                                                AT&T
Option (Right                                                                 Common
to Buy)         $12.3350  9/19/02  A        1,365,000       1        9/19/12  Stock   1,365,000          1,365,000  D
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Explanation of Responses: 1. Option vests in two 25% installments on 9/19/03 and 9/19/04 with remaining 50% vesting on 9/19/05.



      /s/  David W. Dorman                                      09/20/02
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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